                                                                    EXHIBIT 99.1

flightserv.com ANNOUNCES $59.7 MILLION EQUITY FINANCING

ATLANTA, Jan. 24 /PRNewswire/-- flightserv.com(TM) (Amex: FSW-news), announced today that is has closed the sale of an equity financing package of restricted common stock and warrants with total proceeds of $59.7 million, assuming the institutional investors exercise all their warrants. The transaction provides for an initial investment of $11 million. Funds from the private equity placements will be used to expand the Company's Internet-powered private jet aviation travel services business.

The lead institutional investor for the financing is Acqua Wellington Asset Management, LLC, a global family of funds targeted at high growth investment opportunities in mid and small cap companies in domestic and global markets. Acqua Wellington is affiliated with one of the world's largest financial services companies.

In making the announcement, C. Beverly Lance, the Company's President & CEO remarked: "This equity financing provides flightserv.com(TM) with a solid foundation from which we will continue to build our Internet-powered business. These proceeds should allow the Company to be established as the leading provider of private jet aviation travel services in cyberspace and to begin rolling out our unique and proprietary customer-focused services."

flightserv.com(TM) is building a premier brand focused on providing Internet access to private jet flight and related travel services. According to reports published by Forrester Research and PhoCus Wright, an estimated $550 billion is spent each year on travel in the United States with the online segment currently estimated at only $5 billion. The online travel market is expected to grow to $38 billion by 2003. The National Business Aviation Association, an industry trade group, estimates that private aviation carried more than 145 million passengers and accounted for more than $51 billion in total economic activity in 1998.

This release contains forward-looking statements within the meaning of Section 21A of the Securities Act of 1933 and Section 21E of the Securities Exchange
Act of 1934. Although the Company believes the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs and competition, that could cause actual results to differ materially from the Company's expectations.

SOURCE: flightserv.com